Exhibit 99.1

OSHKOSH CORPORATION REPORTS FISCAL 2019
SECOND QUARTER RESULTS
Raises Fiscal 2019 Estimated EPS Range
Declares Quarterly Cash Dividend of $0.27 Per Share

OSHKOSH, WI - (April 30, 2019) - Oshkosh Corporation (NYSE: OSK) today reported fiscal 2019 second quarter net income of $128.5 million, or $1.82 per diluted share, compared to $110.8 million, or $1.47 per diluted share, in the second quarter of fiscal 2018. Results for the second quarter of fiscal 2018 included after-tax charges of $5.8 million associated with restructuring actions in the access equipment and commercial segments. Excluding these charges, fiscal 2018 second quarter adjusted1 net income was $116.6 million, or $1.54 per diluted share. Comparisons in this news release are to the corresponding period of the prior year, unless otherwise noted.
Consolidated net sales in the second quarter of fiscal 2019 increased 5.5 percent to $1.99 billion compared to the second quarter of fiscal 2018 due to higher access equipment, defense and fire & emergency segment sales. The commercial segment reported lower sales in the second quarter of fiscal 2019 as a result of unusually severe winter weather, which caused disruptions at one of its manufacturing facilities. Consolidated sales for the second quarter of fiscal 2019 without the adoption of the new revenue recognition standard would have been $1.97 billion, an increase of 4.7 percent compared to the second quarter of fiscal 2018.
Consolidated operating income in the second quarter of fiscal 2019 increased 12.3 percent to $175.6 million, or 8.8 percent of sales, compared to $156.4 million, or 8.3 percent of sales, in the second quarter of fiscal 2018. This increase was primarily a result of improved access equipment segment results and the absence of restructuring-related charges, offset in part by lower commercial segment results. Consolidated operating income for the second quarter of fiscal 2019 without the adoption of the new revenue recognition standard would have been $168.8 million, or 8.5 percent of sales. Excluding $7.0 million of pre-tax charges and operating inefficiencies related to restructuring actions in the access equipment and commercial segments, adjusted1 operating income in the second quarter of fiscal 2018 was $163.4 million, or 8.7 percent of sales.
“We are pleased to report another quarter of strong performance highlighted by growth in revenue, operating income and earnings per share,” said Wilson R. Jones, president and chief executive officer of Oshkosh Corporation. “We delivered increased sales in three of our four segments, leading to earnings per share of $1.82, which exceeded our fiscal 2018 second quarter results.

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Oshkosh Corporation Reports Results for Fiscal 2019 Second Quarter
April 30, 2019

“This quarter truly exemplifies why we are a different integrated global industrial. Our diverse end market exposure coupled with our integrated operations and supply chain allowed us to overcome a number of challenges, including a significant weather-related disruption in our commercial segment to deliver higher consolidated year-over-year sales and earnings.
“As a result of our continued strong execution, healthy backlogs and solid outlook for our markets, we are increasing our expectations for fiscal 2019 earnings per share to be in a range of $7.40 to $7.70 or $7.50 to $7.80 on an adjusted1 earnings per share basis,” said Jones.
Factors affecting second quarter results for the Company’s business segments included:
Access Equipment - Access equipment segment net sales in the second quarter of fiscal 2019 increased 6.4 percent to $987.6 million. The increase in sales was due to increased sales volume and higher pricing in response to higher material costs. Sales grew in all regions in the second quarter of fiscal 2019, led by the Pacific Rim.
Access equipment segment operating income in the second quarter of fiscal 2019 increased 22.7 percent to $119.8 million, or 12.1 percent of sales, compared to $97.6 million, or 10.5 percent of sales, in the second quarter of fiscal 2018. The increase in operating income was primarily due to improved pricing, the impact of higher sales volume, the absence of restructuring-related expenses and improved operational efficiencies, including fewer supplier disruptions, offset in part by higher material costs. The second quarter of fiscal 2018 also included a benefit of $7.7 million related to the recognition of deferred margin upon the receipt of cash from a customer on the cost recovery method of accounting.
Access equipment segment results for the second quarter of fiscal 2018 included pre-tax charges and operating inefficiencies associated with restructuring actions of $5.2 million. Excluding these charges and inefficiencies, adjusted1 operating income in the second quarter of fiscal 2018 was $102.8 million, or 11.1 percent of sales.
Defense - Defense segment net sales for the second quarter of fiscal 2019 increased 13.7 percent to $486.7 million. The increase in sales was due to the continued ramp up of sales to the U.S. government under the Joint Light Tactical Vehicle program and changes associated with the application of the new revenue recognition standard. Defense segment sales for the second quarter of fiscal 2019 without the adoption of the new revenue recognition standard would have been $472.8 million, an increase of 10.4 percent compared to the second quarter of fiscal 2018.
Defense segment operating income in the second quarter of fiscal 2019 increased 7.9 percent to $52.2 million, or 10.7 percent of sales, compared to $48.4 million, or 11.3 percent of sales, in the second quarter of fiscal 2018. The increase in operating income was due to changes associated with the application of the new revenue recognition standard, including an increase in contract margins on the Family of Heavy Tactical Vehicle program upon the receipt of orders in the second quarter of fiscal 2019, and the impact of higher sales volume, offset in part by an adverse product mix and costs to start up a manufacturing facility in Tennessee. Defense segment operating income for the second quarter of fiscal 2019 without the adoption of the new revenue recognition standard would have been $44.8 million, or 9.5 percent of sales.
Fire & Emergency - Fire & emergency segment net sales for the second quarter of fiscal 2019 increased 3.7 percent to $283.2 million as a result of the sale of higher content units and improved pricing. Fire & emergency segment sales for the second quarter of fiscal 2019 without the adoption of the new revenue recognition standard would have been $286.1 million, an increase of 4.8 percent compared to the second quarter of fiscal 2018.

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Oshkosh Corporation Reports Results for Fiscal 2019 Second Quarter
April 30, 2019

Fire & emergency segment operating income in the second quarter of fiscal 2019 increased 1.7 percent to $36.6 million, or 12.9 percent of sales, compared to $36.0 million, or 13.2 percent of sales, in the second quarter of fiscal 2018. Improved pricing in the quarter was almost completely offset by higher material costs. Fire & emergency segment operating income for the second quarter of fiscal 2019 without the adoption of the new revenue recognition standard would have been $38.0 million, or 13.3 percent of sales.
Commercial - Commercial segment net sales for the second quarter of fiscal 2019 decreased 9.9 percent to $237.9 million on lower deliveries as severe winter weather impacted one of its manufacturing facilities, including a partial roof collapse due to extreme snow accumulation. Commercial segment sales for the second quarter of fiscal 2019 without the adoption of the new revenue recognition standard would have been $233.7 million, a decrease of 11.4 percent compared to the second quarter of fiscal 2018.
Commercial segment operating income in the second quarter of fiscal 2019 decreased 52.4 percent to $7.8 million, or 3.3 percent of sales, compared to $16.4 million, or 6.2 percent of sales, in the second quarter of fiscal 2018. The decrease in operating income was largely a result of the impact of the weather-related production disruptions. Excluding restructuring-related charges of $1.8 million in the prior year, adjusted1 operating income was $18.2 million, or 6.9 percent of sales, in the second quarter of fiscal 2018. Commercial segment operating income for the second quarter of fiscal 2019 without the adoption of the new revenue recognition standard would have been $6.6 million, or 2.8 percent of sales.
Corporate - Corporate operating costs in the second quarter of fiscal 2019 decreased $1.2 million to $40.8 million.
Interest Expense Net of Interest Income - Interest expense net of interest income in the second quarter of fiscal 2019 increased $3.7 million to $11.7 million primarily due to the receipt of interest income in the second quarter of fiscal 2018 from a customer that had been on non-accrual status.
Provision for Income Taxes - The Company recorded income tax expense in the second quarter of fiscal 2019 of $36.2 million, or 21.9 percent of pre-tax income, compared to $36.2 million, or 24.6 percent of pre-tax income, in the second quarter of fiscal 2018. The decrease in the Company’s effective income tax rate is primarily due to tax reform enacted in the United States. The Company recorded $0.2 million and $1.1 million of discrete tax benefits in the second quarter of fiscal 2019 and 2018, respectively.
Share Repurchases -The Company repurchased 313,626 shares of Common Stock for $25.0 million in the second quarter of fiscal 2019. Share repurchases completed during the previous twelve months benefited earnings per share in the second quarter of fiscal 2019 by $0.12 compared to the second quarter of fiscal 2018.

Six-month Results
The Company reported net sales for the first six months of fiscal 2019 of $3.79 billion and net income of $237.5 million, or $3.33 per diluted share. This compares with net sales of $3.47 billion and net income of $167.2 million, or $2.21 per diluted share, in the first six months of 2018. Results for the first six months of fiscal 2019 included a $7.0 million tax charge related to an adjustment of the repatriation tax required under tax legislation passed in the United States in December 2017. Excluding this item, adjusted1 net income for the first six months of fiscal 2019 was $244.5 million, or $3.43 per diluted share. Results for the first six months of fiscal 2018 included after-tax charges and inefficiencies

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Oshkosh Corporation Reports Results for Fiscal 2019 Second Quarter
April 30, 2019

of $19.9 million associated with restructuring actions in the access equipment and commercial segments as well as one-time discrete tax benefits of $6.5 million related to the implementation of tax reform in the United States. Excluding these items, adjusted1 net income for the first six months of fiscal 2018 was $180.6 million or $2.38 per diluted share. The impact of higher consolidated sales, the absence of restructuring-related charges and the application of the new revenue recognition standard contributed to the improvement in net income for the first six months of fiscal 2019 compared to the first six months of fiscal 2018. Share repurchases completed during the previous twelve months benefited earnings per share in the first six months of fiscal 2019 by $0.19 compared to the first six months of fiscal 2018. The adoption of the new revenue recognition standard benefited consolidated sales and operating income for the first six months of fiscal 2019 by $53.6 million and $32.0 million, respectively.

Fiscal 2019 Expectations
The Company is raising its fiscal 2019 full year outlook. The Company now expects consolidated sales to be $8.20 billion to $8.30 billion, an increase from the Company’s previous sales estimate range of $8.05 billion to $8.25 billion. The increase reflects higher sales expectations for the access equipment and fire & emergency segments, offset in part by lower commercial segment sales expectations as a result of the weather-related production disruptions that occurred in the second quarter of fiscal 2019.
The Company now expects its fiscal 2019 consolidated operating income to be $725 million to $755 million, an increase from the Company’s previous sales estimate range of $685 million to $735 million. The expected improvement in consolidated operating income reflects the higher consolidated sales estimates as well as expected improved performance in the access equipment segment, offset in part by expected lower commercial segment results.
The Company now expects its fiscal 2019 diluted earnings per share to be in the range of $7.40 to $7.70. Excluding the impact of discrete items associated with tax legislation in the U.S., the Company expects its fiscal 2019 adjusted1 diluted earnings per share to be in the range of $7.50 to $7.80 compared to its prior adjusted1 diluted earnings per share estimated range of $7.00 to $7.50.

Dividend Announcement
The Company’s Board of Directors today declared a quarterly cash dividend of $0.27 per share of Common Stock. The dividend will be payable on May 30, 2019, to shareholders of record as of May 16, 2019.

Conference Call
The Company will host a conference call at 9:00 a.m. EDT this morning to discuss its fiscal 2019 second quarter results and its full-year fiscal 2019 outlook. Slides for the call will be available on the Company’s website beginning at 7:00 a.m. EDT this morning. The call will be simultaneously webcast. To access the webcast, go to www.oshkoshcorporation.com at least 15 minutes prior to the event and follow instructions for listening to the webcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

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Oshkosh Corporation Reports Results for Fiscal 2019 Second Quarter
April 30, 2019

Forward Looking Statements
This news release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this news release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the cyclical nature of the Company’s access equipment, commercial and fire & emergency markets, which are particularly impacted by the strength of U.S. and European economies and construction seasons; the Company’s ability to increase prices or impose surcharges to raise margins or to offset higher input costs, including increased commodity, raw material, labor and freight costs; the Company’s estimates of access equipment demand which, among other factors, is influenced by customer historical buying patterns and rental company fleet replacement strategies; the strength of the U.S. dollar and its impact on Company exports, translation of foreign sales and the cost of purchased materials; the expected level and timing of U.S. Department of Defense (DoD) and international defense customer procurement of products and services and acceptance of and funding or payments for such products and services; the Company’s ability to predict the level and timing of orders for indefinite delivery/indefinite quantity contracts with the U.S. federal government; risks related to reductions in government expenditures in light of U.S. defense budget pressures, sequestration and an uncertain DoD tactical wheeled vehicle strategy; the impact of any DoD solicitation for competition for future contracts to produce military vehicles; risks related to facilities expansion, consolidation and alignment, including the amounts of related costs and charges and that anticipated cost savings may not be achieved; projected adoption rates of work at height machinery in emerging markets; the impact of severe weather or natural disasters that may affect the Company, its suppliers or its customers; performance issues with key suppliers or subcontractors; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; the cost of any warranty campaigns related to the Company’s products; risks associated with international operations and sales, including compliance with the Foreign Corrupt Practices Act; risks that an escalating trade war and related tariffs could reduce the competitiveness of the Company’s products; the Company’s ability to comply with complex laws and regulations applicable to U.S. government contractors; cybersecurity risks and costs of defending against, mitigating and responding to data security threats and breaches; the Company’s ability to successfully identify, complete and integrate acquisitions and to realize the anticipated benefits associated with the same; and risks related to the Company’s ability to successfully execute on its strategic road map and meet its long-term financial goals. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today. All forward-looking statements speak only as of the date of this news release. The Company assumes no obligation, and disclaims any obligation, to update information contained in this news release. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

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Oshkosh Corporation Reports Results for Fiscal 2019 Second Quarter
April 30, 2019

About Oshkosh Corporation
Founded in 1917, Oshkosh Corporation is more than 100 years strong and continues to make a difference in people’s lives. Oshkosh brings together a unique set of integrated capabilities and diverse end markets that, when combined with the Company’s MOVE strategy and positive long-term outlook, illustrate why Oshkosh is a different integrated global industrial. The Company is a leader in designing, manufacturing and servicing a broad range of access equipment, commercial, fire & emergency, military and specialty vehicles and vehicle bodies under the brands of Oshkosh®, JLG®, Pierce®, McNeilus®, Jerr-Dan®, Frontline™, CON-E-CO®, London® and IMT®.
Today, Oshkosh Corporation is a Fortune 500 Company with manufacturing operations on four continents. Its products are recognized around the world for quality, durability and innovation and can be found in more than 150 countries around the globe. As a different integrated global industrial, Oshkosh is committed to making a difference for team members, customers, shareholders, communities and the environment. For more information, please visit www.oshkoshcorporation.com.

®, ™ All brand names referred to in this news release are trademarks of Oshkosh Corporation or its subsidiary companies.

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Oshkosh Corporation Reports Results for Fiscal 2019 Second Quarter
April 30, 2019

OSHKOSH CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except share and per share amounts; unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2019	2018	2019	2018
Net sales	$1,990.2	$1,886.4	$3,793.6	$3,472.7
Cost of sales	1,632.3	1,550.4	3,107.4	2,893.7
Gross income	357.9	336.0	686.2	579.0

Operating expenses:
Selling, general and administrative	173.0	170.4	331.6	328.3
Amortization of purchased intangibles	9.3	9.2	18.5	19.8
Total operating expenses	182.3	179.6	350.1	348.1
Operating income	175.6	156.4	336.1	230.9

Other income (expense):
Interest expense	(13.7)	(16.1)	(27.4)	(31.5)
Interest income	2.0	8.1	4.2	9.8
Miscellaneous, net	1.2	(1.3)	—	(1.5)
Income before income taxes and earnings (losses) of unconsolidated affiliates	165.1	147.1	312.9	207.7
Provision for income taxes	36.2	36.2	75.9	40.9
Income before earnings (losses) of unconsolidated affiliates	128.9	110.9	237.0	166.8
Equity in earnings (losses) of unconsolidated affiliates	(0.4)	(0.1)	0.5	0.4
Net income	$128.5	$110.8	$237.5	$167.2

Earnings per share:
Basic	$1.84	$1.49	$3.37	$2.24
Diluted	1.82	1.47	3.33	2.21

Basic weighted-average shares outstanding	70,042,761	74,519,741	70,761,437	74,685,082
Dilutive equity-based compensation awards	714,033	977,808	675,685	1,077,722
Diluted weighted-average shares outstanding	70,756,794	75,497,549	71,437,122	75,762,804

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Oshkosh Corporation Reports Results for Fiscal 2019 Second Quarter
April 30, 2019

OSHKOSH CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions; unaudited)

	March 31,	September 30,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$321.9	$454.6
Receivables, net	1,077.8	1,521.6
Unbilled receivables, net	384.5	—
Inventories, net	1,503.5	1,227.7
Other current assets	82.0	66.0
Total current assets	3,369.7	3,269.9
Property, plant and equipment:
Property, plant and equipment	1,277.5	1,222.7
Accumulated depreciation	(773.5)	(741.6)
Property, plant and equipment, net	504.0	481.1
Goodwill	1,001.6	1,007.9
Purchased intangible assets, net	450.9	469.4
Other long-term assets	143.2	65.9
Total assets	$5,469.4	$5,294.2

Liabilities and Shareholders’ Equity
Current liabilities:
Revolving credit facilities and current maturities of long-term debt	$—	$—
Accounts payable	825.4	776.9
Customer advances	497.8	444.9
Payroll-related obligations	142.5	192.5
Other current liabilities	344.4	275.8
Total current liabilities	1,810.1	1,690.1
Long-term debt, less current maturities	818.5	818.0
Other long-term liabilities	341.1	272.6
Commitments and contingencies
Shareholders’ equity	2,499.7	2,513.5
Total liabilities and shareholders’ equity	$5,469.4	$5,294.2

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Oshkosh Corporation Reports Results for Fiscal 2019 Second Quarter
April 30, 2019

OSHKOSH CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions; unaudited)

	Six Months Ended March 31,
	2019	2018
Operating activities:
Net income	$237.5	$167.2
Depreciation and amortization	57.1	61.3
Stock-based compensation expense	15.3	13.8
Deferred income taxes	3.4	(21.8)
(Gain) loss on sale of assets	0.7	(0.6)
Foreign currency transaction (gains) losses	1.7	(0.7)
Other non-cash adjustments	(0.5)	1.1
Changes in operating assets and liabilities	(162.2)	(176.4)
Net cash provided by operating activities	153.0	43.9

Investing activities:
Additions to property, plant and equipment	(50.6)	(37.9)
Additions to equipment held for rental	(12.2)	(2.9)
Proceeds from sale of equipment held for rental	6.6	4.4
Other investing activities	(0.1)	(0.5)
Net cash used by investing activities	(56.3)	(36.9)

Financing activities:
Proceeds from issuance of debt	—	13.1
Repayments of debt	—	(17.9)
Repurchases of Common Stock	(202.3)	(136.2)
Dividends paid	(38.3)	(35.9)
Proceeds from exercise of stock options	8.6	12.5
Net cash used by financing activities	(232.0)	(164.4)

Effect of exchange rate changes on cash	2.6	(1.7)
Decrease in cash and cash equivalents	(132.7)	(159.1)
Cash and cash equivalents at beginning of period	454.6	447.0
Cash and cash equivalents at end of period	$321.9	$287.9

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Oshkosh Corporation Reports Results for Fiscal 2019 Second Quarter
April 30, 2019

OSHKOSH CORPORATION
SEGMENT INFORMATION
(In millions; unaudited)

	Three Months Ended March 31,
	2019			2018
	External Customers	Inter- segment	Net Sales	External Customers	Inter- segment	Net Sales
Access equipment
Aerial work platforms	$463.5	$—	$463.5	$487.2	$—	$487.2
Telehandlers	319.5	—	319.5	234.9	—	234.9
Other	204.6	—	204.6	205.8	—	205.8
Total access equipment	987.6	—	987.6	927.9	—	927.9

Defense	486.2	0.5	486.7	427.8	0.4	428.2

Fire & emergency	279.0	4.2	283.2	269.1	4.0	273.1

Commercial
Concrete placement	115.3	—	115.3	114.6	—	114.6
Refuse collection	92.0	—	92.0	117.8	—	117.8
Other	29.8	0.8	30.6	29.1	2.4	31.5
Total commercial	237.1	0.8	237.9	261.5	2.4	263.9
Corporate & eliminations	0.3	(5.5)	(5.2)	0.1	(6.8)	(6.7)
	$1,990.2	$—	$1,990.2	$1,886.4	$—	$1,886.4

	Six Months Ended March 31,
	2019			2018
	External Customers	Inter- segment	Net Sales	External Customers	Inter- segment	Net Sales
Access equipment
Aerial work platforms	$801.2	$—	$801.2	$810.7	$—	$810.7
Telehandlers	589.0	—	589.0	364.4	—	364.4
Other	423.9	—	423.9	381.0	—	381.0
Total access equipment	1,814.1	—	1,814.1	1,556.1	—	1,556.1

Defense	950.0	0.8	950.8	921.0	0.7	921.7

Fire & emergency	570.2	8.5	578.7	494.0	8.2	502.2

Commercial
Concrete placement	197.0	—	197.0	226.1	—	226.1
Refuse collection	201.2	—	201.2	219.0	—	219.0
Other	60.5	1.4	61.9	56.1	4.1	60.2
Total commercial	458.7	1.4	460.1	501.2	4.1	505.3
Corporate & eliminations	0.6	(10.7)	(10.1)	0.4	(13.0)	(12.6)
	$3,793.6	$—	$3,793.6	$3,472.7	$—	$3,472.7

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Oshkosh Corporation Reports Results for Fiscal 2019 Second Quarter
April 30, 2019

	Three Months Ended March 31,		Six Months Ended March 31,
	2019	2018	2019	2018
Operating income (loss):
Access equipment	$119.8	$97.6	$186.2	$111.3
Defense	52.2	48.4	123.3	114.2
Fire & emergency	36.6	36.0	76.5	61.3
Commercial	7.8	16.4	26.5	24.7
Corporate	(40.8)	(42.0)	(76.4)	(80.6)
	$175.6	$156.4	$336.1	$230.9

	March 31,
	2019	2018
Period-end backlog:
Access equipment	$1,548.2	$1,788.8
Defense	3,087.9	1,699.8
Fire & emergency	1,093.9	1,028.4
Commercial	448.9	424.0
	$6,178.9	$4,941.0

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Oshkosh Corporation Reports Results for Fiscal 2019 Second Quarter
April 30, 2019

Non-GAAP Financial Measures
The Company reports its financial results in accordance with generally accepted accounting principles in the United States of America (GAAP). The Company is presenting various operating results both on a GAAP basis and on a basis excluding items that affect comparability of results. When the Company excludes certain items as described below, they are considered non-GAAP financial measures. The Company believes excluding the impact of these items is useful to investors in comparing the Company’s performance to prior period results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s results prepared in accordance with GAAP. The table below presents a reconciliation of the Company’s presented GAAP measures to the most directly comparable non-GAAP measures (in millions, except per share amounts):

	Three Months Ended March 31,		Six Months Ended March 31,
	2019	2018	2019	2018

Access equipment segment operating income (GAAP)	$119.8	$97.6	$186.2	$111.3
Costs and inefficiencies related to restructuring actions	—	5.2	—	21.3
Adjusted access equipment segment operating income (non-GAAP)	$119.8	$102.8	$186.2	$132.6

Commercial segment operating income (GAAP)	$7.8	$16.4	$26.5	$24.7
Restructuring costs	—	1.8	—	4.3
Adjusted commercial segment operating income (non-GAAP)	$7.8	$18.2	$26.5	$29.0

Consolidated operating income (GAAP)	$175.6	$156.4	$336.1	$230.9
Costs and inefficiencies related to restructuring actions	—	7.0	—	25.6
Adjusted consolidated operating income (non-GAAP)	$175.6	$163.4	$336.1	$256.5

Provision for income taxes (GAAP)	$36.2	$36.2	$75.9	$40.9
Income tax benefit of costs and inefficiencies related to restructuring actions	—	1.2	—	5.7
Revaluation of net deferred tax liabilities	—	—	—	23.9
Repatriation tax	—	—	(7.0)	(17.4)
Adjusted provision for income taxes (non-GAAP)	$36.2	$37.4	$68.9	$53.1

Net income (GAAP)	$128.5	$110.8	$237.5	$167.2
Costs and inefficiencies related to restructuring actions, net of tax	—	5.8	—	19.9
Revaluation of net deferred tax liabilities	—	—	—	(23.9)
Repatriation tax	—	—	7.0	17.4
Adjusted net income (non-GAAP)	$128.5	$116.6	$244.5	$180.6

Earnings per share-diluted (GAAP)	$1.82	$1.47	$3.33	$2.21
Costs and inefficiencies related to restructuring actions, net of tax	—	0.07	—	0.25
Revaluation of net deferred tax liabilities	—	—	—	(0.31)
Repatriation tax	—	—	0.10	0.23
Adjusted earnings per share-diluted (non-GAAP)	$1.82	$1.54	$3.43	$2.38

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Oshkosh Corporation Reports Results for Fiscal 2019 Second Quarter
April 30, 2019

	Fiscal 2019 Expectations
	Low	High

Earnings per share-diluted (GAAP)	$7.40	$7.70
Repatriation tax adjustment	0.10	0.10
Adjusted earnings per share-diluted (non-GAAP)	$7.50	$7.80

(1) This news release refers to GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. Oshkosh Corporation believes that the non-GAAP measures provide investors a useful comparison of the Company’s performance to prior period results. These non-GAAP measures may not be comparable to similarly-titled measures disclosed by other companies. A reconciliation of the Company’s presented GAAP measures to the most directly comparable non-GAAP measures can be found under the caption “Non-GAAP Financial Measures” in this news release.

For more information, contact:

Financial:
Patrick Davidson
Sr. Vice President, Investor Relations
920.966.5939

Media:
Bryan Brandt
Sr. Vice President and Chief Marketing Officer
920.966.5982

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